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Pricing Supplement dated August 27, 2002	                       Rule 424(b)(3)
(To Prospectus dated April 3, 2002 and	                           File No. 333-84692
Prospectus Supplement dated April 4, 2002)

	                       TOYOTA MOTOR CREDIT CORPORATION

	                      Medium-Term Note - Floating Rate
______________________________________________________________________________________
Principal Amount: $100,000,000			Trade Date: August 27, 2002
Issue Price: See "Plan of Distribution"		Original Issue Date: August 30, 2002
Initial Interest Rate:  See "Additional 	Net Proceeds to Issuer: $99,990,000
    Terms of the Notes -- Interest"		Principal's Discount
Interest Payment Period: Monthly	 	  or Commission: 0.01%
Stated Maturity Date: September 2, 2003
______________________________________________________________________________________
Calculation Agent: Deutsche Bank Trust Company Americas
Interest Calculation:
     [X]  Regular Floating Rate Note		[ ]  Floating Rate/Fixed Rate Note
     [ ]  Inverse Floating Rate Note			  (Fixed Rate Commencement
            (Fixed Interest Rate): 			   Date):
     [ ]  Other Floating Rate Note			  (Fixed Interest Rate):
           (see attached)

Interest Rate Basis: [ ]  CD Rate [ ] Commercial Paper Rate [ ] Prime Rate
     	  [ ]  Eleventh District Cost of Funds Rate	[ ]  Federal Funds Rate
	  [X]  LIBOR	[ ]  Treasury Rate		[ ]  Other (see attached)
		    If LIBOR, Designated LIBOR Page:  [ ]  Reuters Page:
    						 [X]  Telerate Page: 3750

Initial Interest Reset Date: October 2, 2002		Spread (+/-): -0.05%
Interest Rate Reset Period: Monthly			Spread Multiplier:  N/A
Interest Reset Dates: the 2nd of each			Maximum Interest Rate: N/A
  calendar month, commencing October 2, 2002
Interest Payment Dates: the 2nd of each			Minimum Interest Rate:  N/A
  calendar month, commencing October 2, 2002		Index Maturity: 1 month
  							Index Currency:  U.S. dollars

Day Count Convention:
     [ ]  30/360 for the period from       to
     [X]  Actual/360 for the period from August 30, 2002 to September 2, 2003
     [ ]  Other (see attached)

Redemption:
     [X]  The Notes cannot be redeemed prior to the Stated Maturity Date.
     [ ] The Notes may be redeemed prior to Stated Maturity Date. Initial Redemption Date: N/A
          Initial Redemption Percentage: N/A
          Annual Redemption Percentage Reduction: N/A

Repayment:
     [X]  The Notes cannot be repaid prior to the Stated Maturity Date.
     [ ]  The Notes can be repaid prior to the Stated Maturity Date at the option of
	  the holder of the Notes.
	  Optional Repayment Date(s):
  	  Repayment Price:     %
Currency:
     Specified Currency:  U.S. dollars
       	(If other than U.S. dollars, see attached)
     Minimum Denominations:
       	(Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  [ ]  Yes     [X] No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period:

Form:  [X] Book-entry            [ ] Certificated

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                                 ___________________________
	                       Banc of America Securities LLC

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                               ADDITIONAL TERMS OF THE NOTES

Interest

	The Initial Interest Rate for the Medium-Term Notes offered by this pricing supplement will be equal to one month LIBOR determined on August 28, 2002 minus 0.05%.


Plan of Distribution

	Under the terms of and subject to the conditions of an Appointment Agreement dated September 24, 2001 and an Appointment Agreement Confirmation dated August 27, 2002 (collectively, the "Agreement"), between TMCC and Banc of America Securities LLC (?BOA?), BOA, acting as principal, has agreed to purchase and TMCC has agreed to sell the Notes at 99.99% of their principal amount. BOA may resell the Notes to one or more investors or to one or more broker-dealers (acting as principal for the purposes of resale) at varying prices related to prevailing market prices at the time of resale, as determined by BOA.

Under the terms and conditions of the Agreement, BOA is committed to take and pay for all of the Notes offered hereby if any are taken.